DOMTAR CORPORATION – SUBSIDIARY COMPANIES

Exhibit 21

As of December 31, 2021

Domtar Corporation
Domtar Industries LLC
Domtar Funding Limited Liability Company
E.B. Eddy Paper, Inc.
Ariva Distribution Inc.
Domtar A.W. LLC
Domtar Wisconsin Dam Corp.
Domtar Europe Sprl
Domtar AI Inc.
EAM Corporation
Palmetto Enterprises LLC
Domtar Paper Company, LLC
Domtar Delaware Holdings, LLC
West Carrollton Paper LLC
Domtar Delaware Holdings Inc.
Domtar Luxembourg Investments Sarl
Domtar Inc.
13536637 Canada Inc.
Domtar Pulp and Paper General Partnership (held 0.001% by 13536637 Canada Inc. and 99.999% by DInc)
Domtar Asia Limited
Brompton Lands Limited
Domtar Hong Kong Limited (held 34% by DInc. and 66% by DPC, LLC)
DKP Pulp ULC

AFFILIATED COMPANIES   -   (% held)

Celluforce Inc.		(44%)
Clergue Forest Management Inc.	-	(42%)
Dryden Forest Management Company Ltd		(8.33% voting shares)
Forest Insurance Limited	-	(17%)
Red Lake Forest Management Inc.	-	(50% of class A shares)
Red Lake Independent Loggers Co. Ltd.		(33.3%)
Northshore Forest Inc.		(42%)
Ondaadiziwin Forest Management Inc.		(25%)
Prisma Renewable Composites, LLC		(55%)
Vermilion Forest Management Co.		(24.17 class A shares)